Calgary, July 31, 2020	Exhibit 99.1

Imperial announces second quarter 2020 financial and operating results

•	Net loss of $526 million primarily driven by lower Upstream realizations and Downstream margins

•	Managed operational and financial impacts of COVID-19

•	Optimized turnaround activities at key assets with significant cost efficiencies

•	Reduced year-to-date production and manufacturing expenses by over $450 million versus 2019

•	Year-to-date capital expenditures on track to meet reduced guidance of $1.1 billion to $1.2 billion

•	Maintained quarterly dividend at 22 cents per share

•	Total debt remained stable at $5.2 billion

	Second quarter			Six months
millions of Canadian dollars, unless noted	2020	2019	Δ	2020	2019	Δ

Net income (loss) (U.S. GAAP)	(526)	1,212	-1,738	(714)	1,505	-2,219

Net income (loss) per common share, assuming dilution (dollars)	(0.72)	1.57	-2.29	(0.97)	1.94	-2.91

Capital and exploration expenditures	207	429	-222	538	958	-420

Imperial recorded an estimated net loss of $526 million in the second quarter of 2020, primarily driven by lower realizations in the Upstream and lower margins in the Downstream as a result of COVID-19 market impacts. This is partially offset by the reversal of the non-cash inventory revaluation charge of $281 million recorded in the first quarter of 2020.

While economic activity has improved substantially from the historic lows experienced early in the second quarter, the ongoing effects of the COVID-19 pandemic have resulted in unprecedented impacts across society and industry, and Imperial has responded.

Imperial has implemented a number of capital and expense reduction measures throughout the second quarter, making significant progress towards achieving the company’s revised 2020 targets. “We have focused our spending on efficient high-value opportunities, and taken swift action to respond to market conditions, advancing and adjusting downtime to align with the weak margin environment,” said Brad Corson, chairman, president and chief executive officer. “Given the significant capital and expense reductions achieved in the quarter and the strength of our balance sheet, we are highly confident in our ability to meet our targets, improve cash flow and continue to deliver value to our shareholders.”

Imperial has made significant progress on improving costs, with recent efforts contributing to production and manufacturing expense reductions totalling $306 million across the company’s segments compared to the first quarter, and $458 million in the first half of 2020 versus the first half of 2019. In addition, Imperial’s capital and exploration expenditures totalled $207 million in the quarter as the company executed its revised capital plans. These results demonstrate the resilience within Imperial’s operational portfolio, and the company’s ability to meet its revised spending targets while maintaining the flexibility to respond to improving business conditions.

Upstream production for the second quarter was 347,000 gross oil-equivalent barrels per day, compared to 400,000 barrels per day in the second quarter of 2019, as turnaround activities were revised in response to COVID-19. The turnaround of one of the plants at Kearl was advanced and extended, which enabled the company to optimize the workforce and successfully complete the turnaround with an estimated 40 percent cost savings compared with original plans. Building upon this success, the company decided to advance and extend the turnaround of the second plant. Work originally planned for the fall began in mid-July, and is expected to continue to late August.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Despite the extension of turnaround activity, second quarter Kearl production of 190,000 gross barrels per day exceeded the company’s guidance, with the site achieving its highest-ever first half production at 208,000 gross barrels per day. The reliability and cost benefits of Kearl’s new crushers were again evident this quarter, supporting strong production rates of nearly 300,000 gross barrels per day at the site during the more than two-week period between the two turnarounds.

In the Downstream, refinery throughput averaged 278,000 barrels per day, with overall utilization at 66 percent for the quarter, impacted by COVID-19 – related demand weakness and turnaround activity. Taking advantage of this period of lower demand, Imperial quickly adapted to revise the turnaround programs at the Sarnia and Strathcona refineries, minimizing costs and throughput impacts, while effectively managing health and safety needs. Demand for petroleum products steadily improved during the quarter, with June sales nearly 100,000 barrels per day greater than the April average. Demand for the company’s asphalt remained strong throughout the quarter, enabling Imperial to achieve several monthly production and sales records for asphalt.

“The difficult market conditions in the quarter demonstrated the benefits of Imperial’s integrated business model and strong balance sheet as the company progressed key projects and maintained its dividend without increasing its debt,” said Corson. The company’s financial performance steadily improved as the second quarter progressed, with the company focusing on execution of its revised operational and financial management activities, strategically advancing key maintenance projects to minimize costs and margin loss. “Imperial’s assets are well-positioned for strong performance and ready to respond to an improving business environment going forward,” Corson added.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Second quarter highlights

•

Net loss of $526 million or $0.72 per share on a diluted basis, compared to net income of $1,212 million or $1.57 per share in the second quarter of 2019, primarily driven by lower realizations in the Upstream, with bitumen realizations falling by nearly 80 percent compared to the second quarter of 2019, and lower margins in the Downstream. Second quarter 2020 results include a reversal of the non-cash inventory revaluation charge of $281 million recorded in the first quarter of 2020. Second quarter 2019 results included a favourable impact, largely non-cash, of $662 million associated with the Alberta corporate income tax rate decrease.

•

Cash flow used in operating activities was $816 million, compared to cash flow generated from operating activities of $1,026 million in the corresponding period of 2019, primarily reflecting lower realizations in the Upstream and lower margins in the Downstream.

•

Capital and exploration expenditures totalled $207 million, compared with $429 million in the second quarter of 2019. Imperial remains committed to the previously announced plan to reduce capital spending by $500 million in 2020 versus its initial guidance with a focus on low capital, high-value initiatives. Total capital expenditures for the year continue to be anticipated at between $1.1 billion and $1.2 billion.

•

Dividends paid totalled $162 million or $0.22 per share, up from $147 million or $0.19 per share in the second quarter of 2019. In light of the current industry environment, the company did not purchase shares consistent with the suspension of its share purchase program effective April 1.

•

Production averaged 347,000 gross oil-equivalent barrels per day, compared to 400,000 barrels per day in the same period of 2019. Reduced production was driven mainly by the advancement and extension of planned turnaround activities in response to the current business environment.

•

Total gross bitumen production at Kearl averaged 190,000 barrels per day (135,000 barrels Imperial’s share), compared to 207,000 barrels per day (147,000 barrels Imperial’s share) in the second quarter of 2019. Lower production was mainly due to the balancing of near-term production with demand through the advancement and extension of planned turnaround activities at one of Kearl’s two plants, partially offset by the addition of supplemental crushing facilities in 2020. A turnaround at Kearl’s second plant was advanced to a mid-July start, and is expected to run until late August. With the extended duration of these turnarounds, Imperial now expects total gross production at Kearl to average approximately 220,000 barrels per day for full-year 2020.

•

Gross bitumen production at Cold Lake averaged 123,000 barrels per day, compared to 135,000 barrels per day in the same period of 2019. Lower production was mainly due to production timing associated with steam management and maintenance. Imperial expects full-year gross production at Cold Lake to average approximately 135,000 barrels per day.

•

The company’s share of gross production from Syncrude averaged 50,000 barrels per day, compared to 80,000 barrels per day in the same period of 2019. Lower production was mainly due to the balancing of near-term production with demand and a revised turnaround schedule.

•

Refinery throughput averaged 278,000 barrels per day, compared to 344,000 barrels per day in the second quarter of 2019. Capacity utilization was 66 percent, compared to 81 percent in the second quarter of 2019. Lower throughput was primarily due to reduced demand from the COVID-19 pandemic, partially offset by improved reliability mainly from the absence of the Sarnia fractionation tower incident which occurred in April 2019.

•

Petroleum product sales were 357,000 barrels per day, compared to 477,000 barrels per day in the second quarter of 2019. Lower petroleum product sales were mainly due to reduced demand from the COVID-19 pandemic.

•

Imperial named Western Canada recipient of the Canadian Centre for Diversity and Inclusion (CCDI)’s “Employer Initiative of the Year” award. The award recognizes Imperial’s approach to business development with Indigenous communities in Alberta’s Athabasca region.

IMPERIAL OIL LIMITED

Second quarter 2020 vs. second quarter 2019

The company recorded a net loss of $526 million or $0.72 per share on a diluted basis in the second quarter of 2020, compared to net income of $1,212 million or $1.57 per share in the same period of 2019. Second quarter 2020 results include a reversal of the non-cash inventory revaluation charge of $281 million recorded in the first quarter of 2020. Second quarter 2019 results included a favourable impact, largely non-cash, of $662 million associated with the Alberta corporate income tax rate decrease.

Upstream recorded a net loss of $444 million in the second quarter of 2020, compared to net income of $985 million in the same period of 2019. Results were negatively impacted by lower realizations of about $1,210 million, the absence of a favourable impact of $689 million associated with the Alberta corporate income tax rate decrease in 2019, and lower volumes of about $200 million. These items were partially offset by a reversal of the non-cash inventory revaluation charge of $229 million recorded in the first quarter of 2020, lower royalties of about $200 million, lower operating expenses of about $170 million, and favourable foreign exchange effects of about $60 million.

West Texas Intermediate (WTI) averaged US$27.83 per barrel in the second quarter of 2020, down from US$59.91 per barrel in the same quarter of 2019. Western Canada Select (WCS) averaged US$16.73 per barrel and US$49.31 per barrel for the same periods. The WTI / WCS differential averaged approximately US$11 per barrel for the second quarter of 2020, essentially unchanged from the same period of 2019.

The Canadian dollar averaged US$0.72 in the second quarter of 2020, a decrease of US$0.03 from the second quarter of 2019.

Imperial’s average Canadian dollar realizations for bitumen decreased in the quarter, primarily due to a decrease in WCS. Bitumen realizations averaged $12.82 per barrel in the second quarter of 2020, compared to $57.19 per barrel in the second quarter of 2019. The company’s average Canadian dollar realizations for synthetic crude decreased generally in line with WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $32.20 per barrel in the second quarter of 2020, compared to $79.96 per barrel in the same period of 2019.

Total gross production of Kearl bitumen averaged 190,000 barrels per day in the second quarter (135,000 barrels Imperial’s share), compared to 207,000 barrels per day (147,000 barrels Imperial’s share) in the second quarter of 2019. Lower production was mainly due to the balancing of near-term production with demand through the advancement and extension of planned turnaround activities, at one of Kearl’s two plants, partially offset by the addition of supplemental crushing facilities in 2020.

Gross production of Cold Lake bitumen averaged 123,000 barrels per day in the second quarter, compared to 135,000 barrels per day in the same period of 2019. Lower production was mainly due to production timing associated with steam management and maintenance.

The company’s share of gross production from Syncrude averaged 50,000 barrels per day, compared to 80,000 barrels per day in the second quarter of 2019. Lower production was mainly due to the balancing of near-term production with demand and a revised turnaround schedule.

Downstream recorded a net loss of $32 million in the second quarter of 2020, compared to net income of $258 million in the same period of 2019. Results were negatively impacted by lower margins of about $400 million including the effects of reduced demand from the COVID-19 pandemic, and lower sales volumes of about $120 million. These items were partially offset by improved reliability of about $100 million, primarily due to the absence of the Sarnia fractionation tower incident which occurred in April 2019, lower operating expenses of about $90 million, and a reversal of the non-cash inventory revaluation charge of $52 million recorded in the first quarter of 2020.

Refinery throughput averaged 278,000 barrels per day, compared to 344,000 barrels per day in the second quarter of 2019. Capacity utilization was 66 percent, compared to 81 percent in the second quarter of 2019. Lower throughput was primarily due to reduced demand from the COVID-19 pandemic, partially offset by improved reliability mainly driven by the absence of the Sarnia fractionation tower incident.

IMPERIAL OIL LIMITED

Petroleum product sales were 357,000 barrels per day, compared to 477,000 barrels per day in the second quarter of 2019. Lower petroleum product sales were mainly due to reduced demand from the COVID-19 pandemic.

Chemical net income was $7 million in the second quarter, compared to $38 million from the same quarter of 2019.

Corporate and other expenses were $57 million in the second quarter, compared to $69 million in the same period of 2019.

Cash flow used in operating activities was $816 million in the second quarter, compared with cash flow generated from operating activities of $1,026 million in the corresponding period in 2019, primarily reflecting lower realizations in the Upstream and lower margins in the Downstream.

Investing activities used net cash of $172 million in the second quarter, compared with $429 million used in the same period of 2019, primarily reflecting lower additions to property, plant and equipment.

Cash used in financing activities was $167 million in the second quarter, compared with $521 million used in the second quarter of 2019. Dividends paid in the second quarter of 2020 were $162 million. The per share dividend paid in the second quarter was $0.22, up from $0.19 in the same period of 2019. During the second quarter, the company did not purchase shares consistent with the suspension of its share purchase program effective April 1, 2020. In the second quarter of 2019, the company purchased about 9.8 million shares for $368 million, including shares purchased from Exxon Mobil Corporation.

The company’s cash balance was $233 million at June 30, 2020, versus $1,087 million at the end of second quarter 2019.

IMPERIAL OIL LIMITED

Six months highlights

•	Net loss of $714 million, compared to net income of $1,505 million in 2019.

•	Net loss per share on a diluted basis was $0.97, compared to net income per share of $1.94 in 2019.

•	Cash flow used in operating activities was $393 million, compared to cash flow generated from operating activities of $2,029 million in 2019.

•	Capital and exploration expenditures totalled $538 million, compared to $958 million in 2019.

•	Gross oil-equivalent production averaged 383,000 barrels per day, compared to 394,000 barrels per day in 2019.

•	Refinery throughput averaged 330,000 barrels per day, compared to 364,000 barrels per day in 2019.

•	Petroleum product sales were 409,000 barrels per day, compared to 477,000 barrels per day in 2019.

•	Per share dividends declared during the year totalled $0.44, up from $0.41 per share in 2019.

•	Returned $600 million to shareholders through dividends and share purchases.

Six months 2020 vs. six months 2019

Net loss in the first six months of 2020 was $714 million, or $0.97 per share on a diluted basis, compared to net income of $1,505 million or $1.94 per share in the first six months of 2019. 2019 results included a favourable impact, largely non-cash, of $662 million associated with the Alberta corporate income tax rate decrease.

Upstream recorded a net loss of $1,052 million for the first six months of the year, compared to net income of $1,043 million in the same period of 2019. Results were negatively impacted by lower realizations of about $1,800 million, the absence of a favourable impact of $689 million associated with the Alberta corporate income tax rate decrease in 2019, and lower volumes of about $210 million. These items were partially offset by lower royalties of about $310 million, lower operating expenses of about $190 million, and favourable foreign exchange effects of about $110 million.

West Texas Intermediate averaged US$36.66 per barrel in the first six months of 2020, down from US$57.45 per barrel in the same period of 2019. Western Canada Select averaged US$21.20 per barrel and US$45.88 per barrel for the same periods. The WTI / WCS differential widened to average approximately US$15 per barrel in the first six months of 2020, from around US$12 per barrel in the same period of 2019.

The Canadian dollar averaged US$0.73 in the first six months of 2020, a decrease of US$0.02 from the same period in 2019.

Imperial’s average Canadian dollar realizations for bitumen decreased in the first six months of 2020, primarily due to a decrease in WCS. Bitumen realizations averaged $15.54 per barrel, compared to $53.20 per barrel from the same period in 2019. The company’s average Canadian dollar realizations for synthetic crude decreased generally in line with WTI in the first six months of 2020, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $48.10 per barrel, compared to $74.77 per barrel from the same period in 2019.

Total gross production of Kearl bitumen averaged 208,000 barrels per day in the first six months of 2020 (147,000 barrels Imperial’s share), up from 193,000 barrels per day (137,000 barrels Imperial’s share) in the same period of 2019. Higher production was mainly due to the addition of supplemental crushing facilities in 2020, partially offset by the balancing of near-term production with demand through the advancement and extension of planned turnaround activities.

Gross production of Cold Lake bitumen averaged 131,000 barrels per day in the first six months of 2020, compared to 140,000 barrels per day in the same period of 2019.

IMPERIAL OIL LIMITED

During the first six months of 2020, the company’s share of gross production from Syncrude averaged 61,000 barrels per day, compared to 79,000 barrels per day in the same period of 2019. Lower production was mainly due to the balancing of near-term production with demand.

Downstream net income was $370 million, compared to $515 million in the same period of 2019. Results were negatively impacted by lower margins of about $250 million including the effects of reduced demand from the COVID-19 pandemic, and lower sales volumes of about $150 million. These items were partially offset by improved reliability of about $160 million, including the absence of the Sarnia fractionation tower incident which occurred in April 2019, and lower operating expenses of about $80 million.

Refinery throughput averaged 330,000 barrels per day in the first six months of 2020, compared to 364,000 barrels per day in the same period of 2019. Capacity utilization was 78 percent, compared to 86 percent in the same period of 2019. Lower throughput was primarily due to reduced demand from the COVID-19 pandemic, partially offset by improved reliability including the absence of the Sarnia fractionation tower incident.

Petroleum product sales were 409,000 barrels per day in the first six months of 2020, compared to 477,000 barrels per day in the same period of 2019. Lower petroleum product sales were mainly due to reduced demand from the COVID-19 pandemic.

Chemical net income was $28 million in the first six months of 2020, compared to $72 million in the same period of 2019.

Corporate and other expenses were $60 million in the first six months of 2020, compared to $125 million in the same period of 2019, mainly due to lower share-based compensation charges.

Cash flow used in operating activities was $393 million in the first six months of 2020, compared with cash flow generated from operating activities of $2,029 million in the same period of 2019, primarily reflecting lower realizations in the Upstream and unfavourable working capital impacts.

Investing activities used net cash of $480 million in the first six months of 2020, compared with $892 million used in the same period of 2019, primarily reflecting lower additions to property, plant and equipment.

Cash used in financing activities was $612 million in the first six months of 2020, compared with $1,038 million used in the same period of 2019. Dividends paid in the first six months of 2020 were $326 million. The per share dividend paid in the first six months of 2020 was $0.44, up from $0.38 in the same period of 2019. During the first six months of 2020, the company, under its share purchase program, purchased about 9.8 million shares for $274 million, including shares purchased from Exxon Mobil Corporation. As previously announced, purchases under this program were suspended on April 1, 2020. In the first six months of 2019, the company purchased about 19.8 million shares for $729 million.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Current economic conditions

In early 2020, the balance of supply and demand for petroleum and petrochemical products experienced two significant disruptive effects. On the demand side, the COVID-19 pandemic spread rapidly across Canada and the world resulting in substantial reductions in consumer and business activity and significantly reduced local and global demand for crude oil, natural gas, and petroleum products. This reduction in demand coincided with announcements of increased production in certain key oil-producing countries which led to sharp declines in prices for crude oil, natural gas, and petroleum products. During the second quarter, the effects of COVID-19 continued to affect the world’s major economies, and market conditions reflected considerable uncertainty. In Canada, consumer and business activity exhibited some signs of recovery, but relative to prior periods continues to be negatively affected by the pandemic. Key oil-producing countries have taken steps to reduce oversupply of crude oil and petroleum products, and credit markets appear to have stabilized, providing sufficient liquidity to credit-worthy companies.

In late March, the company announced significant reductions in 2020 capital and operating expense spending plans. Capital and exploration expenditures in 2020 are expected to be $1.1 billion to $1.2 billion, compared to the previously announced $1.6 billion to $1.7 billion. In addition, Imperial has identified and progressed opportunities to reduce 2020 operating expenses by $500 million compared to 2019 levels.

During the second quarter of 2020, the company entered into two additional committed short-term lines of credit totalling $800 million to supplement its existing lines of credit of $500 million. Both credit facilities will expire within one year and may be renewed or replaced according to the company’s financing needs and business environment. At the end of June 30, 2020, the company’s cash balance was $233 million, and it has not drawn on any of its lines of credit. The company’s total debt did not increase during the second quarter.

The effect of COVID-19 and the current business environment on supply and demand patterns has negatively impacted Imperial’s financial and operating results in the first six months of 2020. Unless industry conditions seen thus far in 2020 improve significantly in the latter half of the year, the company expects lower realized prices for its products to result in substantially lower earnings and cash generated from operations than in 2019. In response to these conditions, the company operated certain assets at reduced rates in the second quarter of 2020, and extended plans to operate certain assets at reduced rates in the third quarter. The company advanced the start and extended the duration of a planned turnaround at one of Kearl’s two plants in an effort to reduce on-site staffing levels and to better balance near-term production with demand. The turnaround began early May and was completed late June. While Kearl’s total gross production was reduced to an average of 190,000 barrels per day (135,000 barrels Imperial’s share) for the second quarter of 2020, total gross production was up from the previously announced estimate of approximately 150,000 barrels per day for the quarter, primarily driven by a partial recovery in market demand and strong plant performance. A planned turnaround at the second of Kearl’s two plants was also advanced and began mid-July, with anticipated completion late August. With the extended duration of these turnarounds, Imperial now expects total gross production at Kearl to average approximately 220,000 barrels per day for the full-year 2020, compared to the previous annual estimate of 240,000 barrels per day for 2020. At Cold Lake, Imperial expects full-year gross production to average approximately 135,000 barrels per day, compared to the previous annual estimate of 140,000 barrels per day for 2020. Regarding Syncrude, coker turnaround activities, which had previously been deferred to the third quarter, began early May and are expected to extend until late September. Additionally, the company continues to evaluate and adjust the timing and scope of other maintenance activities across its operations. These activities will be managed to ensure the health and safety of site personnel. Refinery utilization rates and petroleum product sales were reduced through the second quarter of 2020, driven by the significant decline in demand for petroleum products in Canada, but are expected to improve in the third quarter. However, the length and severity of decreased demand due to COVID-19 and the current business environment are highly uncertain, with the future supply and demand patterns inherently difficult to predict.

The company has reviewed its near-term spending reductions, near-term production impacts and expected near-term price levels to determine whether they put its long-lived assets at risk for impairment. Despite the challenging environment, the company’s view of long-term supply and demand fundamentals has not changed significantly. However, the company continues to assess its strategic plans and longer-term price views, taking into account current and developing industry and economic conditions, as part of its annual planning process. Depending on the outcome of that process, including in particular any significant future changes in the company’s strategic plans or longer-term price views, a portion of the company’s long-lived assets could be at risk for impairment. Due to interdependencies among the many elements critical to that planning process that are still unresolved or uncertain, it is not practicable to reasonably estimate the existence or range of any potential future impairment charges.

IMPERIAL OIL LIMITED

As disclosed in Imperial’s 2019 Form 10-K, low crude oil and natural gas prices can impact the company’s estimates of proved reserves as reported under U.S. Securities and Exchange Commission (SEC) rules. Imperial’s average year-to-date realizations for crude oil have been significantly affected by low prices since the end of the first quarter. Similar to downward revisions of proved bitumen reserves at year-end 2016 that resulted from low prices, if average prices seen thus far in 2020 persist for the remainder of the year, under the SEC definition of proved reserves, certain quantities that qualified as proved reserves at year-end 2019, primarily proved bitumen reserves at Kearl (totalling approximately 60 percent of the company’s 3.5 billion oil-equivalent barrels of net proved reserves), will not qualify as proved reserves at year-end 2020. Proved reserves estimates can be impacted by a number of factors including completion of development projects, reservoir performance, regulatory approvals, government policies, consumer preferences, changes in the amount and timing of capital investments, royalty framework, and significant changes in long-term oil and gas price levels. The company does not expect the operation of the underlying projects or its outlook for future production volumes to be affected by a possible downward revision of reported proved reserves under the SEC definition.

During the second quarter of 2020, Canadian federal and provincial governments introduced plans and programs to support business and economic activities in response to the disruptive impacts from the COVID-19 pandemic. The Government of Canada implemented the Canada Emergency Wage Subsidy as part of its COVID-19 Economic Response Plan. The company received wage subsidies under this program and, if eligible, intends to continue to apply for these wage subsidies. Additionally, the Government of Alberta announced its Recovery Plan, including a proposed acceleration of the Alberta corporate income tax rate decrease originally legislated in 2019. If enacted, the Alberta corporate income tax rate is reduced to eight percent beginning July 1, 2020, compared with a previously legislated reduction to eight percent beginning January 1, 2022. The cumulative effect of this proposed change on the company’s financial statements is not expected to be significant.

The company has taken steps, in line with federal and provincial guidelines and restrictions, to limit the spread of COVID-19 among employees, contractors and the broader community, while also maintaining operations to ensure reliable supply of products to customers as a provider of essential services. Further measures have been implemented across the organization, including voluntary COVID-19 testing and modified work schedules at remote camp facilities. The company maintains robust business continuity plans, which have been activated to minimize the impact of COVID-19 on workforce productivity. These measures have been effective in managing the COVID-19 outbreak at Kearl and reducing the number of infections. In June, Alberta Health Services declared the outbreak at Kearl to be over.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, project, predict, target, estimate, expect, strategy, outlook, schedule, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to the ongoing effects of the COVID-19 pandemic on consumer and business activity; previously announced reduced capital and expense reductions, including the ability to meet these targets, improve cash flow and continue to deliver shareholder value; the company’s resilience in its operational portfolio; the ability to maintain flexibility to respond to improving business conditions; the duration and impact of the turnaround at Kearl’s second plant; the company’s assets being well-positioned for strong performance and to respond to an improving business environment; anticipated Kearl and Cold Lake production for the full-year 2020; credit market stability and liquidity; the capital outlook of $1.1 billion to $1.2 billion for 2020, and reduction of operating expenses by $500 million compared to 2019 levels; impacts from COVID-19 and an extended period of current industry conditions, including lower earnings, cash from operations and operating assets at reduced rates; changes to the timing and duration of Kearl and Syncrude turnaround activities; timing and scope of other planned turnaround activities across operations; expected improvement in refinery utilization rates and petroleum products sales in the third quarter; the company’s view of long-term supply and demand fundamentals; the impacts of future reductions in long-term price outlooks, including impairment of long-lived assets; the impact of extended low oil and natural gas prices on proved reserves under SEC rules, including the possible downward revision of proved bitumen reserves; the intention to continue applying for the Canada Emergency Wage Subsidy; the cumulative effect of the Government of Alberta acceleration of corporate income tax rate decrease; and the impact of measures implemented in response to COVID-19.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; commodity prices, foreign exchange rates and general market conditions; production rates, growth and mix; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets, including the possible shutdown of facilities due to COVID-19 outbreaks; the company’s ability to effectively execute on its business continuity plans and pandemic response activities; the ability of the company to achieve cost savings and adjust maintenance work; the adoption and impact of new facilities or technologies, including on reductions to greenhouse gas emissions intensity; refinery utilization and product sales; applicable laws and government policies, including production curtailment and restrictions in response to COVID-19; financing sources and capital structure, including the ability to issue long-term debt; and capital and environmental expenditures could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices and the impact of COVID-19 on demand; general economic conditions; availability and allocation of capital; currency exchange rates; transportation for accessing markets; political or regulatory events, including changes in law or government policy such as tax laws, production curtailment and actions in response to COVID-19; availability and performance of third party service providers, including in light of restrictions related to COVID-19; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; the results of research programs and new technologies, and ability to bring new technologies to commercial scale on a cost-competitive basis; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements and activation of business continuity plans due to COVID-19; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports on Form 10-Q.

IMPERIAL OIL LIMITED

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Second Quarter		Six Months
millions of Canadian dollars, unless noted	2020	2019	2020	2019

Net Income (loss) (U.S. GAAP)
Total revenues and other income	3,710	9,261	10,400	17,243
Total expenses	4,403	8,532	11,348	16,116
Income (loss) before income taxes	(693)	729	(948)	1,127
Income taxes	(167)	(483)	(234)	(378)
Net income (loss)	(526)	1,212	(714)	1,505

Net income (loss) per common share (dollars)	(0.72)	1.58	(0.97)	1.95
Net income (loss) per common share - assuming dilution (dollars)	(0.72)	1.57	(0.97)	1.94

Other Financial Data

Gain (loss) on asset sales, after tax	9	10	15	6

Total assets at June 30			39,500	41,929

Total debt at June 30			5,193	5,168

Shareholders’ equity at June 30			22,916	25,022

Capital employed at June 30			28,134	30,215

Dividends declared on common stock
Total	162	169	324	316
Per common share (dollars)	0.22	0.22	0.44	0.41

Millions of common shares outstanding
At June 30			734.1	762.8
Average - assuming dilution	734.1	769.9	736.5	774.9

IMPERIAL OIL LIMITED

Attachment II

	Second Quarter		Six Months
millions of Canadian dollars	2020	2019	2020	2019

Total cash and cash equivalents at period end	233	1,087	233	1,087

Net income (loss)	(526)	1,212	(714)	1,505
Adjustments for non-cash items:
Depreciation and depletion	413	392	866	782
Impairment of intangible assets	-	-	20	-
(Gain) loss on asset sales	(10)	(11)	(17)	(6)
Inventory write-down to current market value	(281)	-	-	-
Deferred income taxes and other	(242)	(471)	(199)	(475)
Changes in operating assets and liabilities	(170)	(96)	(349)	223
Cash flows from (used in) operating activities	(816)	1,026	(393)	2,029

Cash flows from (used in) investing activities	(172)	(429)	(480)	(892)
Proceeds associated with asset sales	40	14	49	36

Cash flows from (used in) financing activities	(167)	(521)	(612)	(1,038)

IMPERIAL OIL LIMITED

Attachment III

	Second Quarter		Six Months
millions of Canadian dollars	2020	2019	2020	2019

Net income (loss) (U.S. GAAP)
Upstream	(444)	985	(1,052)	1,043
Downstream	(32)	258	370	515
Chemical	7	38	28	72
Corporate and other	(57)	(69)	(60)	(125)
Net income (loss)	(526)	1,212	(714)	1,505

Revenues and other income
Upstream	1,180	3,707	3,554	6,895
Downstream	2,738	6,881	8,117	12,813
Chemical	199	314	459	637
Eliminations / Corporate and other	(407)	(1,641)	(1,730)	(3,102)
Revenues and other income	3,710	9,261	10,400	17,243

Purchases of crude oil and products
Upstream	512	1,802	2,162	3,388
Downstream	1,896	5,338	5,665	9,920
Chemical	119	171	259	364
Eliminations	(412)	(1,649)	(1,745)	(3,115)
Purchases of crude oil and products	2,115	5,662	6,341	10,557

Production and manufacturing expenses
Upstream	884	1,171	1,992	2,327
Downstream	343	474	751	855
Chemical	46	70	109	128
Eliminations	-	-	-	-
Production and manufacturing expenses	1,273	1,715	2,852	3,310

Capital and exploration expenditures
Upstream	145	301	376	673
Downstream	51	111	127	240
Chemical	2	6	11	23
Corporate and other	9	11	24	22
Capital and exploration expenditures	207	429	538	958

Exploration expenses charged to income included above	3	5	4	38

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Second Quarter		Six Months
	2020	2019	2020	2019

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)
Kearl	135	147	147	137
Cold Lake	123	135	131	140
Syncrude	50	80	61	79
Conventional	11	13	14	13
Total crude oil production	319	375	353	369
NGLs available for sale	2	2	2	1
Total crude oil and NGL production	321	377	355	370

Gross natural gas production (millions of cubic feet per day)	157	138	167	142

Gross oil-equivalent production (a)	347	400	383	394
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)
Kearl	134	140	144	132
Cold Lake	122	108	128	115
Syncrude	49	69	60	69
Conventional	11	13	12	12
Total crude oil production	316	330	344	328
NGLs available for sale	1	1	1	2
Total crude oil and NGL production	317	331	345	330

Net natural gas production (millions of cubic feet per day)	146	139	161	140

Net oil-equivalent production (a)	341	354	372	353
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	199	198	209	187
Cold Lake blend sales (thousands of barrels per day)	176	188	183	189
NGL sales (thousands of barrels per day)	2	5	2	6

Average realizations (Canadian dollars)
Bitumen (per barrel)	12.82	57.19	15.54	53.20
Synthetic oil (per barrel)	32.20	79.96	48.10	74.77
Conventional crude oil (per barrel)	15.47	58.20	30.26	55.29
NGL (per barrel)	13.88	16.78	11.41	27.20
Natural gas (per thousand cubic feet)	1.50	1.94	1.69	2.40

Refinery throughput (thousands of barrels per day)	278	344	330	364
Refinery capacity utilization (percent)	66	81	78	86

Petroleum product sales (thousands of barrels per day)
Gasolines	178	250	205	245
Heating, diesel and jet fuels	125	162	152	172
Heavy fuel oils	18	28	16	23
Lube oils and other products	36	37	36	37
Net petroleum products sales	357	477	409	477

Petrochemical sales (thousands of tonnes)	190	190	376	385
(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP) millions of Canadian dollars	Net income (loss) per common share - diluted (a) Canadian dollars

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18
Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44
Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94
Fourth Quarter	853	1.08
Year	2,314	2.86

2019
First Quarter	293	0.38
Second Quarter	1,212	1.57
Third Quarter	424	0.56
Fourth Quarter	271	0.36
Year	2,200	2.88

2020
First Quarter	(188)	(0.25)
Second Quarter	(526)	(0.72)
Year	(714)	(0.97)
(a)	Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.